Exhibit 10.8

April 25, 2021

Jessica Warren

Re:    Employment Agreement

Dear Jessica:

The Honest Company, Inc. (the “Company”) is pleased to offer you continuing at-will employment in the position of Chief Creative Officer & Founder (“Founder”) on the terms and conditions set forth in this letter agreement (the “Agreement”).

1.	Duties and Scope of Employment.

1.1    Employment by the Company. This Agreement and your employment under the terms hereunder shall take effect only upon the effectiveness of the S-1 registration statement relating to the Company’s initial public offering (the “Effective Date”). This is an exempt position, and during your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, subject to Section 6 of this Agreement and except for approved vacation periods and reasonable periods of illness or other permitted absences by the Company’s general employment policies. You shall perform such duties as are required by the Company’s Chief Executive Officer (“CEO”) / Board of Directors (“Board”), to whom you will report. Your primary work location shall be the Company’s office located in Los Angeles, California. The Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel. As of the Effective Date, the parties agree that the Consultant Agreement has been terminated in January 2015, as referenced in and for purposes of the Name and Likeness License Agreement, dated July 20, 2011.

1.2    Board Membership. You are currently a member of the Board. During your employment and at your discretion, the Company will use its reasonable best efforts to have the Nominating & Governance Committee or Board nominate you to serve as a member of the Board each year that you are slated for reelection. During your employment, you shall not be eligible to receive fees, further equity grants or other compensation paid to the Company’s non-employee directors for your service on the Board while you are an officer of the Company.

2.	Compensation.

2.1    Base Salary. For services to be rendered hereunder, effective February 1, 2022, you shall receive a base salary at the rate of $700,000 per year pursuant to Compensation Committee approval, including any increases (the “Base Salary”), and subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. Until February 1, 2022, your base salary shall be at the rate of $600,000 per year subject to standard payroll deductions and withholdings, and payable in accordance with the Company’s regular payroll schedule.

2.2    Annual Bonus. You will be eligible for an annual discretionary bonus with a target amount of 55% of your then current annual Base Salary (the “Annual Bonus”), which Annual Bonus percentage shall increase to 70% of your then current annual Base Salary starting January 1, 2022. Whether you receive an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board and/or its Compensation Committee (the “Committee”) in its discretion based upon the achievement of corporate and/or individual objectives and milestones that are determined in the sole discretion of the Committee in consultation with you. Except as provided in this Agreement, you must continue to be employed through the date the Annual Bonus is paid in order to earn such bonus. The Annual Bonus, if earned, shall be paid to you in a lump sum no later than March 15th of the calendar year that follows the performance year, subject to applicable payroll deductions and withholdings.

2.3    Equity. You have previously been granted various equity interests in the Company, which will continue to be governed by the terms and conditions of the applicable existing plan documents, award agreements and grant notices. Each of the following awards shall be governed by the Company’s 2021 Equity Incentive Plan or successor plan, as applicable (the “Equity Plan”), and an award agreement and grant notice effectuating such award, which include the following terms:

(a)    IPO RSUs. No later than thirty (30) days following the Effective Date, the Company will grant to you an award of restricted stock units with a value of $6,000,000 or such greater amount as the Committee approves (the “IPO RSUs”). Subject to Section 7 of this Agreement, the IPO RSUs shall vest as to 20% of the IPO RSUs on the anniversary of the Effective Date and 5% in quarterly installments over of the following four (4) years with the first vesting installment on the first three (3)-month period following the anniversary of the Effective Date. The number of restricted stock units subject to the IPO RSUs shall be calculated by dividing the value of the restricted stock units by the closing price of a share of the Company’s common stock (a “Share”) on the date of grant.

(b)    Annual RSUs. So long as you remain a service provider of the Company, no later than sixty (60) days following the beginning of each of the Company’s fiscal years through fiscal year 2030, the Company will grant to you an annual award of restricted stock units with a value of $3,000,000 or such greater amount as the Committee approves (the “Annual RSUs”); provided that during fiscal years 2022 and 2023 the value of each of the Annual RSUs shall be $1,500,000. Subject to Section 7 of this Agreement, the Annual RSUs shall vest as to 25% of the RSUs on the anniversary of the first date of the fiscal year and 6.25% in quarterly installments thereafter. The number of restricted stock units subject to the Annual RSUs shall be calculated by dividing value of the restricted stock units by the 30-day trailing average closing price of a Share.

(c)    You will be eligible for these and additional equity awards as determined by the Committee in its sole discretion pursuant to any plans or arrangements the Company may have in effect from time to time. For the avoidance of doubt, notwithstanding any other provision of this Agreement, all equity award grants are subject to the approval of the Board or the Committee, and to your being an employee of the Company on the date of grant of such equity award. The Board or the Committee will review your equity grants annually and determine in its good faith discretion whether you will be granted any such additional equity-based awards and the terms of any such additional equity-based awards in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

3.     Business Expenses. You will be eligible for reimbursement of all reasonable, necessary and documented out-of-pocket business, entertainment, and travel expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.    Company Policies; Standard Company Benefits. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. You shall remain eligible to participate in all employee benefit programs for which you are eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees (medical, dental, and vision benefits paid at 100% by the Company). The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

5.    At-Will Employment. Your employment relationship is at-will. Either you or the Company may terminate the employment relationship at any time, with or without cause or advance notice. Unless otherwise agreed upon by you and the Company, upon termination of your employment for any reason, you shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

6.    Outside Activities During Employment. Except with the prior written consent of the Board, you will not during the term of your employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor. Notwithstanding the foregoing, (a) subject to the Company’s bylaws, guidelines, and policies, you may serve on up to two (2) boards of directors of for-profit entities that do not compete with or are adverse to the Company and may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties hereunder. Nothing contained in this Section 6 shall prevent or limit your right to manage your personal investments. You agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.    Notwithstanding the foregoing or anything to the contrary in this Agreement and without the prior approval of the Board, you may pursue and take on the following duties, which the Company shall not determine that such activities as a breach of your obligations under this Agreement as long as the duties are consistent with the Company’s Code of Conduct, corporate governance guidelines and other Company policies that may be applicable in the event such activities involve or relate to the business of the Company, and your exclusivity obligations under the Name and Likeness License Agreement, dated July 20, 2011, between you and the Company, as such agreement may be amended by the parties:

(i) directing, producing and acting roles, including but not limited to roles in movies, television and theater, and the related requirements of the fulfillment of obligations related to such roles, such as preparation, attend screenings, interviews and award ceremonies, etc., and (ii) endorsement deals of products, services, or events.

7.    Termination; Severance. In the event of your termination of employment with the Company for any reason, you will be entitled to receive all accrued and unpaid Base Salary and earned and unpaid bonuses (including any earned and unpaid Annual Bonus), unreimbursed business expense reimbursements and other benefits due to you under any Company plans, policies, and arrangements.

7.1    Involuntary Termination.

(a)    Involuntary Termination Outside of the Change in Control Period. If you are subject to an Involuntary Termination prior to three (3) months before the consummation of a Change in Control or on or two (2) years after a Change in Control (the “Change in Control Period”) and provided that you remain in compliance with the terms of this Agreement (including the conditions described in Section 7.3 of this Agreement), the Company shall provide you with the following “Severance Benefits”:

(i)    Cash Severance. The Company shall pay you the equivalent of twelve (12) months (the “Severance Period”) of your Base Salary in effect as of the date of your employment termination and the amount equal to your target Annual Bonus, subject to standard payroll deductions and withholdings (the “Severance”), which Severance will be paid as a continuation on the Company’s regular payroll over the Severance Period; provided that any amount payable prior to your Separation Agreement becomes effective shall be paid in a lump sum with the next scheduled payroll date after your Separation Agreement has become effective (the “Effective Payroll Date”).

(ii)    Pro-rata Annual Bonus. The Company shall pay you a pro rata portion of your Annual Bonus that you would have earned with regard to the year in with your termination occurs in an amount equal to the product of (i) the full amount of the Annual Bonus you would have otherwise been entitled to under the terms of this Agreement, multiplied by (ii) a fraction, the numerator of which is the number of full calendar days that have elapsed during the Annual Bonus year prior to the date of your termination of employment by the Company without Cause, as the case may be, and the denominator of which is 365 (the “Pro Rata Bonus”), which shall be paid at the same time that the other recipients of the Annual Bonus receive their bonus for the applicable plan year.

(iii)    Payment of Continued Group Health Plan Benefits. If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect (“COBRA”) following your Involuntary Termination, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (i) the end of the period immediately following your Involuntary Termination that is equal to the Severance

Period (the “COBRA Payment Period”), (ii) the expiration of your eligibility for continuation coverage under COBRA, or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. On the first date following the effectiveness of the Separation Agreement, the Company will make the first payment to the insurer under this clause equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the date of your Involuntary Termination, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer’s group health plan, you must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease. For purposes of this Section 7, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you a fully taxable cash payment equal to the COBRA premiums for the full COBRA Payment Period in a lump sum on the Effective Payroll Date, subject to applicable tax withholdings.

(iv)    Accelerated Vesting of Equity. The Company shall accelerate the vesting of the unvested portion of any of your then-outstanding equity awards (the “Outstanding Equity Awards”), including but not limited to any unvested portion of any granted and then-outstanding IPO RSUs and Annual RSUs, as to the number of Shares subject to the Outstanding Equity Awards that would have vested if you had been employed for an additional twelve (12) months after your termination date; provided that after giving effect to such service credit, and only if such service credit extends to or past the last day of the performance period, any performance-vesting award shall vest based on actual performance for the entire performance period.

(b)    Involuntary Termination During the Change in Control Period. If you are subject to an Involuntary Termination during Change in Control Period and provided that you remain in compliance with the terms of this Agreement (including the conditions described in Section 7.3 of this Agreement), the Company shall provide you with the Severance Benefits provided in Section 7.1(a) of this Agreement; provided that you shall be entitled to receive (i) two (2) times the Severance, (ii) the COBRA Payment Period shall be twenty-four (24) months and (iii) all of your Outstanding Equity Awards shall vest in full, including but not limited to any unvested portion of any granted and then-outstanding IPO RSUs and Annual RSUs (provided that any performance-vesting award shall be deemed to vest at the target performance level), which shall be referred to as the “Change in Control Severance Benefits”.

7.2    Termination for Cause; Resignation Without Good Reason; Death or Disability. If you resign without Good Reason, or the Company terminates your employment for Cause, or upon your death or disability, then all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned), and you will not be entitled to any Severance Benefits.

7.3    Conditions to Receipt of Severance Benefits. The receipt of the Severance Benefits will be subject to you signing and not revoking a separation agreement and mutual release of claims, substantially similar to the form attached hereto in Exhibit A (the “Separation Agreement”), by no later than the sixtieth (60th) day after your employment termination (“Release Deadline”). No Severance Benefits will be paid or provided until the Separation Agreement becomes effective.

8.    Amendment of Your Employment Agreement. Within the time period of three (3) months prior to the consummation of a Change in Control, the parties to the transaction giving rise to such Change in Control shall use reasonable best efforts to negotiate to amend and restate your employment agreement in effect at such time to your mutual satisfaction, such amendment and restatement to become effective upon such Change in Control.

9.	Definitions.

9.1    Cause. For purposes of this Agreement, “Cause” means any one of the following: (a) willful material breach by you of any material Company policy (including, but not limited to, the Company’s policies on nondiscrimination, anti-harassment, and confidential information) or your duties or obligations hereunder; (b) your willful engagement in conduct materially injurious to the Company, monetarily or otherwise; (c) conviction on acts of fraud, theft or other willful and material illegal acts of moral turpitude, or conviction on a felony charge, whether or not related to your employment hereunder; or (d) your willful refusal to follow lawful and reasonable instructions of the Board. In order to terminate your employment for Cause pursuant to (a) or (d), but only to the extent the Board determines in its reasonable discretion that such breach is amenable to cure, the Board must provide you written notice within thirty (30) days after the first occurrence of the event giving rise to Cause setting forth the basis for the existence of Cause, allow you thirty (30) days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, the Company must terminate your employment not later than thirty (30) days after the expiration of the cure period.

9.2    Change in Control. For purposes of this Agreement, “Change in Control” shall have the same meaning as provided in the Equity Plan.

9.3    Code. For purposes of this Agreement, “Code” means the U.S. Internal Revenue Code of 1986 (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect.

9.4    Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any one of the following events without your written consent: (a) an assignment of duties or responsibilities (including reporting responsibilities) materially inconsistent with, or which materially reduce, your duties, authority, responsibilities and status with the Company (for this purpose, the parties agree that following a Change in

Control a material reduction will occur if you do not report directly to the Board of the entity that determines the strategy of the Company); (b) an adverse change in your title; (c) any material reduction in your Base Salary, other than a reduction, generally applicable to other executives of the Company, by not more than 10%; (d) the relocation of your principal place of employment to a location that is more than twenty-five (25) miles away from its current location; or (e) the uncured breach of any material provision of this Agreement (or any other agreement with you) by the Company. In order to resign for Good Reason, you must provide written notice to the Board within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company thirty (30) days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than fourteen (14) days after the expiration of the cure period.

9.5    Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” means a termination of your employment with the Company pursuant to either (i) a termination initiated by the Company without Cause, or (ii) your resignation for Good Reason, and provided in either case such termination constitutes a Separation from Service. An Involuntary Termination does not include any other termination of your employment, including a termination due to your death or disability.

9.6    Separation from Service. For purposes of this Agreement, “Separation from Service” means a “separation from service”, as defined under Treasury Regulation Section 1.409A-1(h).

10.    Proprietary Information Obligations. As a condition of your continued employment, you shall execute and abide by the Company’s standard form of Employee Confidential Information and Invention Assignment Agreement, attached as Exhibit B. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You acknowledge that you have not brought onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality and have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

11.    Code Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For all purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulations Sections 1.409A 2(b)(2)(i) and (iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments shall not be provided to you prior to the earliest of (i) the first date following expiration of the six-month period following the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the severance benefits are not covered by one or more exemptions from the application of Code Section 409A and the consideration and revocation period in the Separation Agreement spans two calendar years, the Separation Agreement will become effective no earlier than the January 1 in the calendar year following the year in which the termination occurs.

12.	Arbitration of All Disputes.

12.1    Agreement to Arbitrate. To ensure the timely and economical resolution of disputes that may arise between you and the Company, both you and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, you and the Company will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) your application, hiring, and employment with the Company (including but not limited to all statutory claims); or (iii) the termination of your employment with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING.

12.2    Arbitrator Authority. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section 12 and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.

12.3    Individual Capacity Only. All claims, disputes, or causes of action under this Section 12, whether by you or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this Section 12 are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

12.4    Arbitration Process. Any arbitration proceeding under this Section 12 shall be presided over by a single arbitrator and conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Los Angeles County, California, or as otherwise agreed to by you and the Company, under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The Arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law.

12.5    Excluded Claims. This Section 12 shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including any Excluded Claims, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.

12.6    Injunctive Relief and Final Orders. Nothing in this Section 12 is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

13.    General Provisions. This Agreement, together with the Confidential Information and Inventions Assignment Agreement, constitutes the entire agreement between you and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including, but not limited to, your January 2015 employment agreement (the “Prior Agreements”). You agree and acknowledge that you are not eligible for, and will not receive, any compensation, benefits, or severance pursuant to the Prior Agreements. You also agree and acknowledge that there are no circumstances as of the date of this Agreement that constitute, and nothing contemplated in this Agreement or otherwise shall be deemed for any purpose to be or to create, an involuntary termination without Cause or a Good Reason resignation right, including for purposes of the Prior Agreements, or any other severance or change in control plan, agreement or policy maintained by the Company

or its affiliates.    This Agreement cannot be modified or amended except in a writing signed by you and a duly authorized officer of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. This Agreement shall become effective as of the Start Date and shall terminate upon your termination of employment with the Company. The obligations as forth under Sections 7 – 13 of this Agreement will survive the termination of this Agreement. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

Accepted and agreed:

Best regards,

The Honest Company, Inc.

/s/ Nick Vlahos
Nick Vlahos
CEO

Accepted and agreed:

/s/ Jessica Warren
Jessica Warren

Date: April 26, 2021

Exhibit A

Separation and Mutual Release of Claims Agreement

Exhibit B

Employee Confidential Information and Invention Assignment Agreement